EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") entered into as of this 20th day of January, 2006, is by and between CyGene Laboratories, Inc., a Delaware corporation (the "Company") and Peter J. Laurence (the "Executive").

         WHEREAS, the Company in its business has created, developed, and acquired certain patented technology and trade secrets, including, but not limited to, proprietary processes, sales methods and techniques, business and technical information, including, but not limited to, designs, systems, business and operational methods, pricing methods and rates, discounts, other processes, procedures, formulas, hardware, and software, and improvements and modifications thereof, whether patented, copyrighted, or protected as a trade secret, or otherwise, that is of any value whatsoever to the Company, as well as certain information relating to the Company's research and development, products and services, information concerning proposed new products and services, marketing and feasibility studies, proposed or existing marketing techniques or plans, other Confidential Information, as defined below, and information about the Company's employees, independent contractors, officers, and directors, which necessarily will be communicated to, or ascertained by, the Executive by reason of the Executive's employment by the Company; and

         WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, the Company's trade secrets, and the Confidential Information, and the Company's substantial, significant, or key relationships with its customers, suppliers, and vendors, actual and prospective; and

         WHEREAS, the Company desires to preserve and protect its legitimate business interests by restricting certain competitive activities of the Executive during the term of his employment and following the termination of employment for a reasonable time; and

         WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive's services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree that the above recitals are true and correct, and further agree as follows:

         1. REPRESENTATIONS AND WARRANTIES. The Executive hereby represents and warrants to the Company that (i) there are no restrictions, agreements, or understandings, to which Executive is party to, or otherwise subject to, which does, or would, prevent or make unlawful, the Executive's execution of this Agreement or the Executive's employment pursuant to this Agreement, or which is or would be inconsistent, or in conflict with, this Agreement or the Executive's employment pursuant to this Agreement, or would prevent, limit, or impair, in any way, the performance by the Executive of his obligations pursuant to this Agreement; and (ii) the Executive is not a party to, or otherwise subject to, any nonsolicitation, noncompetition, confidentiality, or nonuse/nondisclosure, restrictions, agreements, or understandings, which does or could affect his employment with the Company; and
(iii) has not brought, and will not bring or use, any trade secrets, confidential, or proprietary information, documents, or other intellectual, intangible, or personal property, of a prior employer; and (iv) has not previously been convicted of any felony; and (v) has not been previously convicted or charged with any misdemeanor involving theft, fraud, embezzlement, or perjury.

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         2.       TERM OF EMPLOYMENT.

                  (a) Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for a period commencing on the date of this Agreement and ending and/or renewing in accordance with the terms of Section 6.

                  (b) Continuing Effect. Notwithstanding any termination of employment, at the end of the term or otherwise, the provisions of Sections 7 and 8 shall remain in full force and effect and shall be binding upon the legal representatives, successors and assigns of the Executive.

         3.       DUTIES.

                  (a) General Duties. The Executive shall serve as the Vice President of Business Development of the Company, with duties and responsibilities that are customary for such position. The Executive shall report directly to the Company's Chief Executive Officer or as otherwise directed by the board of directors of the Company. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully.

                  (b) Devotion of Time. The Executive shall devote the majority of his time, attention, and energy, during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as established by the Company from time to time) to the affairs of the Company. The Executive shall not enter the employ of, or serve as a consultant, or adviser to, or in any way perform any services, with or without compensation to, any other person, business, or organization with the exception of Laurence Enterprises.

                  (c) Adherence to Inside Information Policies. The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its employees from violating securities laws by trading on material, non-public information, or passing such information on to others in breach of any duty owed to the Company, or any third party. The Executive shall promptly execute any and all agreements distributed by the Company to its employees requiring such employees to abide by its inside information policies.

         4.       COMPENSATION AND EXPENSES.

                  (a) Salary. In consideration for the services of the Executive rendered pursuant to this Agreement, during the Term of this Agreement, Executive shall earn a base salary at the rate of $100,000 per year, which shall be accrued on a quarterly basis and shall be paid, net of payroll taxes, once the Company has either received $1 million in debt or equity financing or once the Company has achieved quarterly annualized revenues of $1 million based on the most recent quarterly report. In addition, the Executive shall be entitled to a bonus of 2% of gross profit achieved by the Company through the sales of its products [gross profit shall be defined to be total revenue from sales minus the aggregate cost of product packaging and processing]. Such bonus shall be calculated at the end of each fiscal quarter and be paid in cash. In the event that the Company closes one or more financing transactions whereby the Company raises capital through the issuance or sale of securities (or a combination thereof) or through a loan from a bank, financial institution, or other lender, or a syndicate thereof, which in the aggregate provides funds to the Company, of at least $2,500,000, the Executive's annual salary shall be increased to $240,000 per year effective for the balance of the Term of this Agreement. Said increase in base salary shall also take effect in the event that the Company derives annualized gross revenues in any quarter in excess of $1,500,000 and, in both cases, shall begin with the first quarter following the quarter where the


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qualifying revenues were booked, or in which the loans or other funding were received.

                  (b) Expenses. In addition to any compensation earned pursuant to Section 4(a), the Company shall reimburse or advance funds to the Executive for all reasonable travel, entertainment, and miscellaneous expenses that are documented by the Executive and incurred in connection with the performance of his duties pursuant to this Agreement, in conformance with the Company's policies as existing from time to time.

                  (c) Performance Bonuses.

                      (i) If the Company's gross revenues exceed $2,500,000 for fiscal year 2006, $5,000,000 for fiscal year 2007, and/or $10,000,000 for fiscal year 2008 the Company shall issue to the Executive 200,000 5-year warrants to purchase shares of common stock in the Company as a bonus for each such year. The exercise price shall be 100% of the average closing price of the Company's common stock for the last calendar month of the fiscal year for which the warrants were earned.

                      (ii) Market Value Bonus: The executive shall be entitled to a bonus based on increases in the Company's Market Capitalization (as defined below). In the event that the Company Market Capitalization as of the end of any fiscal quarter during the Term of this Agreement exceeds $50,000,000, you shall accrue a one-time bonus of $100,000. Thereafter, you shall accrue an additional bonus at the end of each fiscal quarter in an amount equal to 0.5% of the amount, if any, by which the Company's Market Capitalization as of the end of such quarter was in excess of the greater of (i) $50,000,000, or (ii) the amount of the Company's Market Capitalization as of the most recent quarter for which a bonus has been accrued to the Executive under this Section 4(c)(ii). All such bonuses shall be paid in cash within 10 days after the filing of the company's quarterly reports. As used herein, "Company's Market Capitalization" means, as of the last day of any fiscal quarter, an amount equal to the average closing price of the Company's common stock for the twenty (20) trading day period ending on such day, multiplied by the total number of shares of the Company's common stock issued and outstanding as of such day.

                      (iii) The warrants issued under this Section 4(c) shall be irrevocable.

                  (d) Discretionary Bonus. Discretionary bonuses may be awarded to the Executive by the Company's board of directors based on subjective criteria (unrelated to actual operating results) evaluating the Executive's efforts in connection with the Company's achievements, which may result in future expansion and revenue.

                  (e) Initial Warrants. As further consideration for Executive's covenants hereunder, the Company shall issue to Executive, upon execution of this Agreement, 5-year warrants for the purchase of 650,000 shares of the common stock of the Company, at an exercise price $0.50 per share.

                  (f) Terms and Exercise of Warrants. All warrants to be issued to Executive under this Agreement shall be evidenced by five-year warrant agreements in the form of Exhibit A attached to this Agreement. Warrants issued under this Agreement shall have piggyback registration rights.

         5. BENEFITS. Except for accrued vacation under Section 5(a), and the benefits described under Section 5(c), no other benefits are available during the first 90 days of this Agreement.

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                  (a) Vacation. During the term of employment, the Executive shall be entitled to three weeks of vacation per year, in each instance without loss of compensation or other benefits to which the Executive is entitled under this Agreement, to be taken at such times as the Executive may request and the affairs of the Company may permit.

                  (b) Employee Benefit Programs. The Executive is entitled to participate in any insurance, pension, 401(k), or other employee benefit plan that is maintained by the Company for its employees, including programs of life and medical insurance and reimbursement of membership fees in professional organizations.

                  (c) Insurance. The Company shall pay the premiums on the Company's medical insurance policy covering the Executive.

         6.       TERMINATION.

                  (a) General Provisions. Upon effectiveness of such termination, the Executive shall have no right to compensation or reimbursement under Section 4 or to participate in any employee benefit programs under Section 5, except as may be expressly provided for by law for any period subsequent to the effective date of termination. On or before the termination of the Executive's employment or prior to receiving any final compensation or expenses due him, the Executive shall (a) return to the Company's principal executive offices, (b) participate in an exit interview, and (c) execute a Certificate of Conclusion of Employment, certifying that he has complied with all of his obligations herein and acknowledging his continuing obligations pursuant to this Agreement. The Executive's failure to comply with the requirements of Section 6 of this Agreement shall constitute a material breach of this Agreement. The base term of Executive's employment with the Company will be three (3) years. After each year of employment, the Term of this Agreement and of Executive's employment with the Company will automatically be extended an additional year, such that the balance of the Term will never be less than two (2) years. If the Executive is terminated by the Company other than for Cause (defined below), or he resigns for Good Reason, as defined in 4(a), he shall continue to receive his bonus compensation for the remaining Term of this Agreement. If such termination occurs within the first three (3) years of this Agreement, Executive will receive his base salary in addition to his bonus compensation for the remaining Term of this Agreement. Provided Executive has been employed with Company for at least eighteen (18) months, then upon Executive's death, permanent disability or mental incapacity, any monies owed to Executive under this Section 6(a) shall be paid to Executive's estate upon his death or his guardian upon his permanent disability or mental incapacity.

                  (b) Termination for Cause. The Company may terminate the Executive's employment pursuant to the terms of this Agreement at any time for Cause by giving express written notice of termination. Upon any such termination for Cause or in the event of his resignation or abdication form his position with the Company, the Executive shall have no right to compensation or reimbursement under Section 4, or to participate in any employee benefit programs under Section 5, except as may be expressly provided by law, for any period subsequent to the effective date of termination. For purposes of this
Section 6(b), for "Cause" shall mean the Executive: (i) is convicted of any felony; (ii) is charged with any felony relating to the business or affairs of the Company or any affiliate of the Company, or is charged with any felony or misdemeanor relating to any theft, fraud, misappropriation, embezzlement, or perjury; (iii) is convicted of any misdemeanor directly involving the


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Executive's employment or which directly affects the business of the Company;
(iv) is found after an internal investigation by the Company to have engaged in any sexual misconduct or sexual harassment which is related to the Executive's employment or the business of the Company or places, rightly or wrongly, the Company at risk for litigation in connection therewith; (v) misappropriates any Company funds or otherwise defrauds the Company; (vi) is convicted of the illegal possession or illegal use of a controlled substance; (vii) engages in chronic absenteeism, or alcohol or substance abuse; (viii) the Executive fails or refuses to cooperate in any official investigation conducted by or on behalf of the Company; (ix) the Executive materially breaches any provision of this Agreement; or (x) the Executive on more than one occasion fails to comply with the reasonable directives of the Company's Chief Executive Officer or its board of directors after written notification.

                  (c) Good Reason. The Executive may terminate this Agreement for "Good Reason." "Good Reason" shall mean, (i) a material breach by the Company of its obligations under this Agreement; or (ii) the material alteration or restriction of the Executive's authority and responsibility in a manner inconsistent with his position, duties, responsibilities and status with the Company.

                  You may terminate your employment for "Good Reason" on thirty
(30) days Notice of Termination to the Company in the event of a Change in Control, as provided for in paragraph 2.6.

                  Notice of Termination for Change in Control must be given within 3 months of the Change in Control. Failure to provide notice as provided in this section 2.5 shall constitute a consent to such failure or change, and a waiver of the right to terminate the agreement based on such action;

                  For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

                  (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities that are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition that would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction," as hereinafter defined;

                  (b) The individuals who, constitute the Board of Directors cease to constitute a majority of the members of the Company's Board of Directors (the "Incumbent Board"); provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of the Incumbent Board as provided in they bylaws of the Corporation, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

                  (c) Approval by stockholders of the Company of:

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                      (i) A merger, consolidation or reorganization involving
                  the Company, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Company where:

                          (A) the stockholders of the Company, immediately
                      before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation")

                          (B) the individuals who were members of the Incumbent
                      Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute more than 50 percent of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

                      (ii) A complete liquidation or dissolution of the Company;
                  or

                      (iii) An agreement for the sale or other disposition of
                  all or substantially all of the assets of the Company to any Person (other than a transfer to a parent, a subsidiary or other corporation which would constitute a Non-Control Transaction under paragraph (i) above.

                  (d) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities that increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

                  (e) Performance. The Company may at its discretion terminate this agreement with the Executive, if it has not achieved $1.5 million in gross profit (as that term is defined herein) during the first year of this Agreement.

         7.       NON-COMPETITION AGREEMENT.

                  (a) Competition with the Company. Until termination of his employment and for a period of 12 months commencing on the date of termination, the Executive, or in association with or as a stockholder, owner, lender, director, officer, consultant, employee, independent contractor, partner, associate, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity (any of the foregoing defined as an "Affiliated Entity") shall not directly or indirectly act as an


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executive for any person, firm, or entity, which competes with the Company or its affiliates, within any metropolitan area in the United States or elsewhere in which the Company or any of its subsidiaries, partners, affiliates (as defined in the Securities Exchange Act of 1934, as amended), or joint venturers, (collectively, the "Affiliates") is then engaged in the offer and sale of competitive Products or Services (as defined below). Provided, however, the foregoing provisions shall not prevent the Executive from accepting employment or receiving remuneration with or from an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company's business (the "Prohibited Business") if the Executive's employment is totally unrelated to the Prohibited Business; provided, further, the foregoing shall not prohibit Executive from owning up to 5% of the securities of any publicly-traded enterprise provided the Executive is not an employee, director, officer, independent contractor or consultant to such enterprise, nor is otherwise reimbursed or remunerated for services rendered to such enterprise. In addition, the Executive may not, directly or indirectly, including through any Affiliated Entity, obtain employment with or perform services for any Customer of the Company, during the period commencing on the date of termination and continuing for 12 months thereafter.

                  (b) Solicitation of Customers. During the periods in which the provisions of Section 7(a) shall be in effect, the Executive, shall not directly or indirectly, including through any Affiliated Entity, (i) seek, or accept, any Prohibited Business from any Customer on behalf of any enterprise or business other than the Company, (ii) refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company. For purposes of this Agreement, the term "Customer" means any person, firm, corporation, partnership, association, or other entity, to which the Company sold or provided products and/or services during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association, or other entity is a Customer, or who or which was approached by, or who or which has approached, an employee or independent contractor of the Company for the purpose of soliciting business from the Company or the third party, as the case may be.

                  (c) Solicitation of Employees and Certain Others. During the periods in which the provisions of Section 7(a) shall be in effect, the Executive, shall not, directly or indirectly, including through any Affiliated Entity, solicit, hire, retain, entice, interfere with, or contact any employee, independent contractor, officer, director, or representative, of the Company, or any of its subsidiaries, for the purpose of (i) hiring them, having another person or entity hire them, (ii) offering any employment, the procuring of employment, or causing the Executive to alter, modify, or terminate, their employment, or other relationship, as the case may be, with the Company, (iii) providing any assistance regarding any employment offer, agreement, relationship, or other assistance, in connection with procuring or attempting to procure employment.

                  (d) References to the Company in this Section 7 shall include the Company's Affiliates.

         8. CONFIDENTIAL INFORMATION. The Executive shall not disclose or use at any time, either during the Term or for a period of two years after the Termination Date, any Confidential Information (defined below) of the Company, whether patentable or not, which you learn as a result of your employment with the Company, whether or not you developed such information. "CONFIDENTIAL INFORMATION" shall include, without limitation: terms of contracts with customers, including, contracts with suppliers, independent contractors or employees; business plans and forecasts, non-public financial information and investor identities; personnel information relating to the duties and responsibilities of, and compensation and benefits provided to, any employee; names, home address and phone numbers of employees; sales and marketing strategies, plans and programs; product development information; specifications; inventions, discoveries, improvements, trade secrets, secret processes, technology, know-how, models, drawings, works of authorship or other creative works, ideas, knowledge, data and any other information which the Company


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regards as confidential. Confidential Information shall remain at all times the property of the Company.

                  (a) For the purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall not include information that:

                      (i) is or has been made available to the public by any
                  means, through no fault of your own and without breach of this Agreement; or

                      (ii) is already in your possession without restriction and prior to any disclosure hereunder and can be so established by you; or

                      (iii) is or has been lawfully disclosed to you by a third
                  party without an obligation of confidentiality upon you; or

                      (iv) is developed independently by you without benefit
                  from Confidential Information disclosed hereunder.

         You may use or disclose Confidential Information only:

         (a) as authorized and necessary in performing your duties and responsibilities in accordance with this Agreement;

         (b) with the Company's prior written consent;

         (c) in a legal proceeding between you and the Company to establish the rights of either party under this Agreement, provided that you stipulate to a protective order to prevent any unnecessary use or disclosure; or

         (d) subject to a compulsory legal process that requires disclosure of such information, provided that you have complied with the following procedures to ensure that the Company has an adequate opportunity to protect its legal interests in preventing disclosure:

             Upon receipt of a subpoena that could possibly require disclosure of Confidential Information, you provide a copy of the compulsory process and complete information regarding the circumstances under which you received it to the Company by hand delivery within 72 hours. If the Company seeks to prevent disclosure in accordance with the applicable legal procedures, and provides you with notice before the appearance date specified in the subpoena that it has initiated such procedures, you will not make disclosures of any Confidential Information that is the subject of such procedures, until such objections are withdrawn or ruled on.

         You hereby acknowledge that any breach of this section 5 would cause the Company irreparable harm.

             (d) References to the Company in this Section 8 shall include the Company's Affiliates.

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         9.       EQUITABLE RELIEF.

                  (a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, shall cease to be an employee of the Company for any reason and take any action in violation of
Section 7 and/or Section 8, the Company shall be entitled to, in addition to all other legal, equitable, and other remedies, may institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below, to enjoin the Executive from breaching the provisions of Section 7 and/or
Section 8. In such action or proceeding, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post any bond or security.

                  (b) In the event of any litigation or other proceeding relating to, or in connection with, this Agreement, including, but not limited to the equitable relief provided in Section 9(a) above, the Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction and venue of Broward County, Florida, and agree to take any and all future action necessary to submit to the jurisdiction and venue of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the jurisdiction and the laying of venue of any suit, action or proceeding brought in any such court, and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described.

         10. CONFLICTS OF INTEREST. While employed by the Company, the Executive shall not, directly or indirectly, unless approved by prior express written consent of the Chief Executive Officer and the Company's board of directors:

                  (a) participate as an individual in any way in the benefits of any transaction or in dealings with any of the Company's suppliers, clients, or customers, including, but not limited to, having a financial interest in the Company's suppliers, clients, or customers, or making loans to, or receiving loans, from, the Company's suppliers, clients, or customers;

                  (b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive's employment with the Company for the Executive's personal advantage or gain. The Company acknowledges and accepts that the Executive currently receives, and may continue to receive, residual income from the network marketing company Mannatech which may in the future be partially derived from Mannatech's sale of CyGene competitors products; or

                  (c) serve as an officer, director, adviser, partner, consultant, member, independent contractor, or manager, with, or to be employed by, any person or entity which does business with the Company.

                  (d) As used in Section 10(a), (b) or (c), the Company also includes its Affiliates.

         11. INVENTIONS, IDEAS, PROCESSES, AND DESIGNS. All inventions, ideas, processes, programs, software, algorithms, hardware, developments, models, research, and designs, including, but not limited to all alterations,


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modifications, and improvements thereon, (collectively, "Developments"), which are (i) conceived, created, or made by the Executive during the course of his employment with the Company (whether or not during regular business hours) and for a period of six months subsequent to the termination or expiration of such employment with the Company and (ii) which are related to the business of the Company, shall be disclosed by the Executive, in reasonable detail and specificity, in writing, promptly, but in no event later than 30 days of such Development, to the Company, and shall be the sole and exclusive property of the Company. The phrase "related to the business of the Company" shall mean to include, but shall not be limited to, if the Development was (a) made in whole or in part with any of the Company's equipment, supplies, facilities, assets, personnel, funds, or Confidential Information, (b) results from work in whole or in part performed by the Executive or any employee for the Company, or (c) pertains to the current business, planned prospect work, or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and the Company's attorneys in the preparation of any and all patent, and copyright applications, and other methods of protection, for such Developments and, upon request, shall promptly, but in no event later than 30 days of such Development, convey and assign any and all such Developments to the Company upon the Company's request. The decision to file for patent or copyright protection or to maintain such Development as a trade secret, and to make other applications, or to otherwise protect such property, shall be in the sole discretion of the Company, and the Executive shall be bound by such decisions. The Executive shall provide as a schedule to this Agreement, a complete list of all Developments, including brief descriptions, which he made or conceived prior to his employment with the Company and which therefore are excluded from the scope of this Agreement.

         12. INDEBTEDNESS. If, during the course of the Executive's employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, set off payments due the Executive by the Company, by the amounts due to the Company from the Executive, and collect any remaining balance from the Executive.

         13. EXEMPT STATUS OF TRANSACTION. Company warrants and represents that Executive is not an officer, principal stockholder or director of the Company and that the transactions contemplated by this Agreement are exempt from the operation of Section 16(c) of the Securities Exchange Act of 1934 as amended from time to time. Company warrants and represents that Executive will not be the beneficial owner of more than ten percent (10%) of the equity security of the Company under the terms of this Agreement and therefore securities registration is not required under the transactions referenced herein.

         14. ASSIGNABILITY. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assignee shall acquire all or substantially all of the assets, business, and/or securities of the Company by means of split-off, spin-off, reorganization, liquidation, dissolution, merger, consolidation, amalgamation, combination, transfer, or otherwise. Neither the Executive's right or obligations hereunder may be assigned, hypothecated, or alienated, and any attempt to do so by the Executive will be void.

         15.      SEVERABILITY.

                  (a) The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration, or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of


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

the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits and protections contained in this Agreement. If, in any litigation or proceeding, a court of competent jurisdiction shall refuse to enforce all of the separate covenants deemed included herein (or the scope thereof) because taken together they are more extensive than necessary to assure to the Company the intended benefits and protections contained herein, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if further limited or eliminated, would permit the remaining provisions and separate covenants (or the scope thereof) to be enforced shall be deemed further limited or eliminated, for the purposes of such proceeding, from this Agreement.

                  (b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered severable as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision was not included.

         16. NOTICES AND ADDRESSES. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, or by facsimile delivery in which event a copy shall immediately be sent by Federal Express or similar receipted delivery.

         To the Company:            CyGene Laboratories, Inc.
                                    7786 Wiles Road
                                    Coral Springs, FL 33067
                                    Attention: Mr. Martin Munzer,
                                               Chief Executive Officer

         With a Copy to:            Michael S. Blass
                                    Arent Fox PLLC
                                    1675 Broadway, 34th Floor
                                    New York, NY 10019

         To the Executive:          Peter J. Laurence
                                    8419 E. Cortez Street
                                    Scottsdale, AZ 85260


         With a Copy to:            Darrell E. Davis
                                    NORLING, KOLSRUD, SIFFERMAN & DAVIS, P.L.C.
                                    16427 N. Scottsdale Road, Suite 210
                                    Scottsdale, Arizona  85254

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

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

         17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

         18. ATTORNEYS' FEES. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorneys' fees, costs and expenses.

         19. GOVERNING LAW. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed and interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

         20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated, except by a statement in a prior express writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

         21. ADDITIONAL DOCUMENTS. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

         22. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company and the Executive have entered into this Agreement as of the date and year first above written.

                                            CYGENE LABORATORIES, INC.


______________________________              By:__________________________
                                               Martin Munzer
                                               Chief Executive Officer



                                            EXECUTIVE:

________________________________            By:________________________________
                                               Peter J. Laurence

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